Exhibit 99.1

PRESS RELEASE: FOR IMMEDIATE PUBLICATION
For further information contact:	Michael R. Sand, President & CEO
Dean J. Brydon, CFO At (360) 533-4747

TIMBERLAND BANCORP, INC.
ANNOUNCES APPOINTMENT OF LARRY DAVID GOLDBERG
TO ITS BOARD OF DIRECTORS

HOQUIAM, WASH. – September 4, 2009 - Timberland Bancorp, Inc. (the “Company”) (NASDAQ: TBSK), the holding company for Timberland Bank (“Bank”), announced today that Larry David Goldberg has been appointed to the Board of Directors of the Company and the Bank effective September 23, 2009.

“We are very pleased to add Larry to our board.  He brings depth of leadership and business expertise that compliments our board and has exhibited a lifetime commitment to serving this community,” stated Jon Parker, Board Chairman.

After receiving an M.B.A. from Boston University, Mr. Goldberg spent more than 30 years as a principal partner of Goldberg Furniture Company, retiring in 2001.  He is also currently associated with Grays Harbor Paper LP and Sherwood Associates LP.

He has served extensively on Grays Harbor boards and foundations including past president of the Aberdeen YMCA, member and past president of Aberdeen Rotary Club, and past board member and president of Grays Harbor Community Hospital Foundation.

Mr. Goldberg currently serves as a civilian member of Washington State Commission on Judicial Conduct.  He resides with his wife in Aberdeen, WA.

About Timberland Bancorp, Inc.
Timberland Bancorp operates 22 branches in the state of Washington in Hoquiam, Aberdeen, Ocean Shores, Montesano, Elma, Olympia, Lacey, Tumwater, Yelm, Puyallup, Edgewood, Tacoma, Spanaway (Bethel Station), Gig Harbor, Poulsbo, Silverdale, Auburn, Chehalis, Winlock, and Toledo.  Timberland Bank received a four-star rating from Bauer Financial, a widely recognized independent bank rating agency.

Disclaimer
This report contains certain “forward-looking statements.”  The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protection of such safe harbor with forward looking statements.  These forward-looking statements may describe future plans or strategies and include the Company’s expectations of future financial results.  Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated objectives.  These risk factors include but are not limited to the effect of interest rate changes, competition in the financial services market for both deposits and loans as well as regional and general economic conditions.  The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements.  The Company’s ability to predict results or the effect of future plans or strategies is inherently uncertain and undue reliance should not be placed on such statements.